Exhibit 99.1

Tucows Reports Continuing Strong Financial Results

for the Fourth Quarter of 2014

– Quarter Highlighted by Net Earnings of $0.16 Per Share, Continued Momentum at Ting Mobile –

TORONTO, February 11, 2015 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a provider of network access, domain names and other Internet services, today reported its financial results for the fourth quarter ended December 31, 2014. All figures are in U.S. dollars.

Summary Financial Results

(In Thousands of US Dollars, Except Per Share Data)

	3 Months Ended Dec. 31, 2014 (unaudited)	3 Months Ended Dec. 31, 2013 (unaudited)	12 Months Ended Dec. 31, 2014 (unaudited)	12 Months Ended Dec. 31, 2013 (unaudited)
Net revenue	38,802	33,139	147,667	129,935
Income before provision for income taxes and change in fair value of forward exchange contracts	3,277	1,532	10,739	6,476
Net income	1,859	923	6,374	4,180
Net earnings per common share[1]	$0.16	$0.08	$0.57	$0.40
Net cash provided by operating activities	2,768	1,651	8,878	8,703

1. Net earnings per common share reflects the 1-for-4 reverse split of common shares that became effective December 31, 2013.

Summary of Revenues and Cost of Revenues

(In Thousands of US Dollars)

	Revenue	Revenue	Cost of Revenue	Cost of Revenue
	3 Months Ended Dec. 31, 2014 (unaudited)	3 Months Ended Dec. 31, 2013 (unaudited)	3 Months Ended Dec. 31, 2014 (unaudited)	3 Months Ended Dec. 31, 2013 (unaudited)
Domain Services
Wholesale
OpenSRS Domain Service	21,609	21,595	18,079	17,949
Value-Added Services	2,305	2,417	531	548
Total Wholesale	23,914	24,012	18,610	18,497
Retail	2,805	2,298	1,216	991
Portfolio[1]	917	1,100	241	143
Total Domain Services	27,636	27,410	20,067	19,631
Network Access Services (Ting)	11,166	5,729	6,755	3,975

Network, other costs	-	-	1,127	1,120
Network, depreciation and amortization costs	-	-	171	175
Total revenue/cost of revenue	38,802	33,139	28,120	24,901

“The fourth quarter was a solid finish to a strong year for Tucows,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc. “The continuing growth in contribution from Ting Mobile, combined with steady performance of our Domain Services business, enabled us to deliver net earnings per share of $0.16 for the fourth quarter, bringing EPS for the year to a record $0.57, an increase of 43% over 2013. Importantly, we continue to realize the benefit from the operating leverage in our business as consolidated gross margin for the quarter grew to 26% from 23%, excluding the Portfolio Group, for the same period last year.”

“Ting Mobile’s momentum continued in the fourth quarter, adding more than 11,000 accounts and more than 17,000 devices to end the year with approximately 94,000 active accounts and 147,000 active devices. Over the course of 2014, we essentially doubled the size of our customer base. We look forward to continued growth in Ting Mobile over the course of 2015 as we begin to leverage Ting’s world-leading customer experience for significant opportunity in the fixed access market.”

Net revenue for the fourth quarter of 2014 increased 17% to $38.8 million from $33.1 million for the fourth quarter of 2013.

Net income for the fourth quarter of 2014 was $1.9 million, or $0.16 per share, compared with $0.9 million, or $0.08 per share, for the fourth quarter of 2013.

Cash and cash equivalents at the end of the fourth quarter of 2014 were $8.3 million, compared with $13.6 million at the end of the third quarter of 2014 and $12.4 million at the end of the fourth quarter of 2013. During the fourth quarter of 2014, Tucows generated cash flow in operating activities of $2.8 million. The Company also invested $8.2 million in the previously announced auction cost for the .online gTLD and registry seed capital for the joint venture, as well as in escrow accounts established to fund its previously announced acquisition of 70% ownership of an independent Internet service provider in Charlottesville, Virginia doing business primarily as Blue Ridge InternetWorks (BRI).

Conference Call

Tucows management will host a conference call today, Wednesday, February 11, 2014 at 5:00 p.m. (ET) to discuss the Company’s fourth quarter 2014 results. Participants can access the conference call by dialing 1-888-231-8191 or 647-427-7450 or via the Internet at http://www.tucows.com/investors.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 416-849-0833 or 1-855-859-2056 and enter the pass code 75735101 followed by the pound key. The telephone replay will be available until Wednesday, February 18, 2015 at midnight. To access the archived conference call as an MP3 via the Internet, go to http://www.tucows.com/investors.

About Tucows

Tucows is a provider of network access, domain name and other Internet services. Ting (https://ting.com) is a mobile phone service provider dedicated to bringing clarity and control to US mobile phone users. OpenSRS (http://opensrs.com) manages over 13 million domain names and millions of value-added services through a global reseller network of over 13,000 web hosts and ISPs. Hover (http://hover.com) is the easiest way for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (http://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995 including statements regarding our expectations regarding our future financial results and, in particular, our expectations for Ting and its impact on our financial performance. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements, including the acceptance of Ting in the market. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

Contact:

Lawrence Chamberlain

TMX Equicom

(416) 815-0700 ext. 257

lchamberlain@tmxequicom.com